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                                                                    Exhibit 23.2

                    [TILLINGHAST-TOWERS PERRIN LETTERHEAD]


Phoenix Home Life Mutual
   Insurance Company
One American Row
Hartford, CT 06115


                     CONSENT OF TILLINGHAST-TOWERS PERRIN

     We consent to the use in this Registration Statement, as Annex A to the Prospectus, of the opinion letter of Messrs. Briggs and Davis dated December 18, 2000. We also consent to the references made to Messrs. Briggs and Davis, such opinion letter and Tillinghast-Towers Perrin under the following captions in the Prospectus: "The Demutualization-Payment of Compensation to Eligible Policyholders," "The Demutualization-Closed Block Assets and Liabilities" and "Experts," copies of which have been provided to us for our review.

By: /s/ D. Briggs
    ---------------------
    Weatogue, Connecticut
    February 7, 2001